EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Violin Memory, Inc.:

We consent to the use of our report dated April 8, 2015, with respect to the consolidated balance sheets of Violin Memory, Inc. as of January 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended January 31, 2015, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

April 8, 2015